Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into on May , 2013, by and among Tallgrass Management, LLC, a Delaware limited liability company (the “Company”), Tallgrass Development GP, LLC, a Delaware limited liability company (“Development GP”), Tallgrass GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), Tallgrass MLP GP, LLC, a Delaware limited liability company (“MLP GP”), and David G. Dehaemers, Jr., an individual (“Dehaemers”).

RECITALS

WHEREAS, the Company and Dehaemers are parties to that certain Employment Agreement, dated November 13, 2012 (the “Prior Agreement”); and

WHEREAS, the Company is a subsidiary of Development GP, a Delaware limited liability company formerly known as Tallgrass GP, LLC, which also serves as the general partner of Tallgrass Development, LP, a Delaware limited liability company (“Development”); and

WHEREAS, in connection with a restructure of Development, formerly known as Tallgrass Energy Partners, LP, for purposes of affecting the initial public offering of common units of a newly formed entity called Tallgrass Energy Partners, LP (the “MLP”), (i) Development contributed some of its assets to the MLP and (ii) a new entity, MLP GP, was formed to serve as the general partner of the MLP; and

WHEREAS, GP Holdings was formed to act as a holding company for MLP GP and Development GP, the companies owning the general partner interests in the MLP and Development, respectively, and it owns 100% of each of MLP GP and Development GP; and

WHEREAS, the Company, Development GP, GP Holdings, MLP GP and Dehaemers wish to amend and restate the Prior Agreement to reflect the entity name changes and structure changes above and that the parties’ intention and agreement is for Dehaemers to be employed by the Company but to serve as the President and Chief Executive Officer of each of the Company, Development GP, GP Holdings and MLP GP; and

WHEREAS, pursuant to Section 11 of the Prior Agreement, amendment of the Prior Agreement requires a writing signed by both the Company and Dehaemers.

The Prior Agreement is amended and restated in its entirety as follows:

1. Employment. The Company agrees to employ Dehaemers and Dehaemers agrees to be employed by the Company as President and Chief Executive Officer upon the terms and conditions of this Agreement commencing on the date hereof and continuing until terminated as provided in Section 7. So long as Dehaemers is the President and Chief Executive Officer of the Company, Development GP, GP Holdings and MLP GP each agree that Dehaemers will also serve as and be appointed President and Chief Executive Officer of Development GP, GP Holdings and MLP GP.

2. Compensation. For all services rendered by Dehaemers to the Company, the Company will pay Dehaemers a base monthly salary of $25,000 ($300,000 if annualized), which will accrue and be payable monthly in arrears in accordance with the Company’s general payroll practices. All payments made and benefits provided by the Company to Dehaemers under this Agreement are subject to any applicable withholding and other applicable taxes.

3. Additional Benefits; Expenses; Liability Insurance.

(a) Dehaemers will be eligible for additional benefits, by way of insurance, hospitalization and vacations normally provided to senior executives of the Company, pursuant to the terms of those plans, programs and policies of the Company in effect during his employment by the Company, and such additional benefits, if any, as determined by the Board of Managers of GP Holdings.

(b) The Company will reimburse Dehaemers for all ordinary and necessary out-of-pocket expenses incurred and paid by Dehaemers in the course of the performance of his duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of these expenses.

(c) So long as Dehaemers is employed under this Agreement and thereafter so long as Dehaemers is subject to any possible claim, the Company, Development GP, GP Holdings or MLP GP will purchase and maintain in effect for the benefit of Dehaemers one or more valid and enforceable policies of directors and officers liability insurance providing, in all respects, coverage at least as beneficial to Dehaemers as that provided pursuant to the insurance policies in place on the date hereof or to be put in place shortly thereafter, as the case may be.

4. Duties. So long as Dehaemers is employed under this Agreement, Dehaemers will (a) devote his best efforts and his entire business time (other than as a result of illness or disability) to further the interests of the Company, Development GP, GP Holdings, MLP GP and each of the downstream affiliates of Development GP and MLP GP (Development GP, GP Holdings, MLP GP and such downstream affiliates, the “Constituent Companies”), (b) carry out the reasonable and lawful instructions of the Board of Managers of GP Holdings (other than as a result of illness or disability) with respect to those matters reserved to the Board of Managers of GP Holdings pursuant to Section 8.1 of the Limited Liability Company Agreement of GP Holdings, dated May , 2013 (the “GP Holdings LLC Agreement”), (c) truthfully and accurately maintain and preserve the Company’s records and make all reports reasonably required by the Board of Managers of GP Holdings, and (d) fully account for all monies and other property of the Company or any of the Constituent Companies that he may from time to time have in his custody and deliver the same to the Company or its designee to the extent reasonably directed to do so; provided that, so long as it does not materially interfere with his duties, nothing herein will preclude Dehaemers from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business (not competing with any of the Constituent Companies) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his personal investments and those of his family.

5. Covenant Not to Compete. Dehaemers acknowledges that, during his employment with the Company, he, at the expense of the Company and the Constituent Companies, will establish favorable relations with the customers to, and regulators of, the Company and the Constituent Companies and will receive and have access to the intellectual property and confidential information of the Company and the Constituent Companies. Therefore, in consideration of these relationships, his employment with the Company, and to further protect the intellectual property and confidential information of the Company and the Constituent Companies, Dehaemers agrees that, during the term of his employment by the Company and for a period of one year from and after the voluntary or involuntary termination of employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Board of Managers of GP Holdings except when and as requested to do in and about the performance of his duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist any person or entity in the conduct of, any business located in or doing business in the area where a Constituent Company is engaged or becomes engaged in any business competitive to any business engaged in by a Constituent Company during the term of his employment by the Company, including, but not limited to, any business that is engaged in the interstate transportation via pipeline of natural gas, petroleum or petroleum byproducts; provided, however, that notwithstanding the foregoing, Dehaemers may own up to 5% of the outstanding equity securities in any corporation or entity that is listed upon a national stock exchange or actively traded in the over-the-counter market; provided, further, that notwithstanding the foregoing, Dehaemers may own, directly or indirectly, an ownership interest in the general partner of Plains All American Pipeline, L.P. or their affiliates or successors; provided, further, that notwithstanding the foregoing, Dehaemers may place or invest money with one or more private equity firms (or related investment funds or vehicles) that compete (or own or invest in companies that compete) with a Constituent Company so long as Dehaemers does not control or otherwise direct the activities of the private equity firm (or related investment funds or vehicles) or control or otherwise direct the investment in the competing portfolio company; or

(b) entice, induce or in any manner influence any person who has an employee or independent contractor relationship with the Company or any Constituent Company and with whom Dehaemers had contact, directly or indirectly, during the term of his employment to change or end such relationship for the purpose of engaging in a business in competition with any business engaged in by the Company or any Constituent Company during the term of his employment by the Company or hire any such person.

6. Specific Performance. Recognizing that irreparable damage will result to the Company and the Constituent Companies in the event of the breach of any of the foregoing covenants and assurances by Dehaemers contained in Section 5, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies that may be available to it, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Dehaemers, and each and every person and entity acting in concert or participation with him, from the continuation of the breach. The Company will not be required to obtain a bond in an amount greater than $1,000. The covenants and obligations of Dehaemers set forth in Section 5 are in addition to and not in lieu of or exclusive of any other obligations and duties of Dehaemers to the Company, whether express or implied in fact or in law.

7. Termination.

(a) Dehaemers’s employment by the Company will terminate immediately (unless otherwise determined by the Board of Managers of GP Holdings) upon the occurrence of any of the following: (1) the death, mental or physical incapacity or inability to perform the essential functions of his job for a consecutive period of 90 days or a non-consecutive period of 120 days during any 12-month period, as reasonably determined by the Board of Managers of GP Holdings after consultation with an independent physician selected by the Company (such periods to be extended if appropriate as a reasonable accommodation for a disability); or (2) the winding up and final distribution of the assets of each of Development and the MLP.

(b) Dehaemers’s employment by the Company will terminate on the date specified in a notice of termination (which may not be less than 30 days after the date of the notice) from a majority of the members of the Board of Managers of GP Holdings (excluding Dehaemers or any of his designees), which may be sent at the discretion of a majority of the members of the Board of Managers of GP Holdings (excluding Dehaemers or any of his designees), as a result of the occurrence of any of the following: (1) Dehaemers and his Permitted Transferees (as defined in the GP Holdings LLC Agreement) cease to control Tallgrass KC, LLC; or (2) Dehaemers and his Permitted Transferees cease to have direct or indirect beneficial ownership of at least 50% of the total Management GP Interests (as such term is defined in the GP Holdings LLC Agreement) purchased by Tallgrass KC, LLC pursuant to the Purchase Agreement (as defined in the GP Holdings LLC Agreement).

(c) The Company may terminate Dehaemers’s employment for Cause or without Cause. “Cause” means: (1) his conviction of, or plea of nolo contendere to, any crime or offense constituting a felony under applicable law, other than any motor vehicle violations for which no custodial penalty is imposed; (2) his commission of fraud or embezzlement against the Company or any Constituent Company; (3) gross neglect by Dehaemers of, or gross or willful misconduct by Dehaemers in connection with the performance of, his duties to the Company that, if curable, is not cured within 30 days after a written notice of such gross neglect, or gross or willful misconduct, specifically identifying the gross neglect or misconduct, is delivered by a majority of the members of the Board of Managers of GP Holdings (excluding Dehaemers or any of his designees) to Dehaemers; (4) Dehaemers willfully fails or refuses to carry out the reasonable and lawful instructions of the Board of Managers of GP Holdings (other than as a result of illness or disability) with respect to those matters reserved to the Board of Managers of GP Holdings pursuant to Section 8.1 of the GP Holdings LLC Agreement, and, in each case, such failure or refusal has continued for a period of 30 calendar days following written notice from the majority of the members of the Board of Managers of GP Holdings (excluding Dehaemers or any of his designees); (5) his failure to perform the duties and responsibilities of his office as his primary business activity, provided that, so long as it does not materially interfere with his duties on behalf of the Company, nothing herein will preclude Dehaemers from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business corporation (not competing with any Constituent Company) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his personal investments and those of his family; (6) a judicial determination that he has breached his fiduciary duties with respect to the Company or any Constituent Company; or (7) his willful and material breach of his obligations in the GP Holdings LLC Agreement (in his capacity as an officer and not in his capacity as a Member), his obligations in the Limited Liability Company Agreement of Development GP (in his capacity as an officer and not in his capacity as a Member), his obligations in the Limited Liability Company Agreement of MLP GP (in his capacity as an officer and not in his capacity as a Member), or his obligations in the Agreement of Limited Partnership of Development, dated November 13, 2012 (in his capacity as an officer and not in his capacity as a Member) (such agreements, collectively, the “Organizational Documents”), including willfully causing GP Holdings, Development GP, MLP GP or Development to take any material action prohibited by the Organizational Documents, that Dehaemers failed to cure, if curable, within 30 days following written notice thereof, specifically identifying such willful and material breach, having been delivered to Dehaemers by a majority of the members of the Board of Managers of GP Holdings (excluding Dehaemers or any of his designees).

(d) Dehaemers may terminate his employment with the Company with good reason or without good reason. A “Resignation for Good Reason” means his resignation for good reason (as defined below) if (k) he provides written notice to the Company describing in reasonable detail the event and stating that his employment will terminate upon a specified date in such notice (“Good Reason Termination Date”), which date is not earlier than 30 days after the date such notice is provided to the Company (“Notice Delivery Date”) and not later than 90 days after the Notice Delivery Date and (y) the Company does not remedy the event prior to the Good Reason Termination Date. For purposes of this Agreement, Dehaemers has “good reason” if there occurs without his prior written consent:

(1)	during the period prior to the Company or any Constituent Company accessing the public markets (through an initial public offering, merger or otherwise), Kelso (as defined in the GP Holdings LLC Agreement) and EMG (as defined in the GP Holdings LLC Agreement) and their respective affiliates cease to hold, in the aggregate, a majority of both the total Common GP Interests (as defined in the GP Holdings LLC Agreement) and the Common Units (as defined in the GP Holdings LLC Agreement), in each case acquired by each of them on or about the date hereof;

(2)	a material diminution of his duties and responsibilities to the Company or any Constituent Company to a level inconsistent with those of a chief executive officer;

(3)	a material reduction in his cash compensation or a material reduction in the aggregate welfare benefits provided to him (not including any reduction related to a broader compensation or benefit reduction that is not limited to him specifically);

(4)	a willful or intentional breach of this Agreement by the Company; or

(5)	a willful or intentional breach of a material provision of any of the Organizational Documents by GP Holdings, Development GP, MLP GP, Development or the Primary Investors (as defined in the GP Holdings LLC Agreement) that has a material and adverse effect on Dehaemers.

(e) If (1) Dehaemers’s employment with the Company is terminated pursuant to Sections 7(a) or 7(b), (2) the Company terminates his employment for Cause or (3) Dehaemers terminates his employment other than as a result of a Resignation for Good Reason, the Company will pay or provide to him:

(i)	such unpaid salary as Dehaemers has earned up to the date of his termination; and

(ii)	the other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as he has earned up to the date of his termination.

(f) If (1) the Company terminates Dehaemers’s employment without Cause or (2) Dehaemers terminates his employment as a result of a Resignation for Good Reason, the Company will pay or provide to him:

(i)	such unpaid salary as Dehaemers has earned up to the date of his termination;

(ii)	an amount equal to $900,000, payable as a lump sum within 60 days after the termination of employment; and

(iii)	such other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as he has earned up to the date of his termination.

Except as provided in Section 8(i), any payment under this Section 8(f) must be made within 60 days after the termination of his employment; provided, however, if the termination of his employment is not a “separation from service” as described in Treas. Reg. § 1 .409A- 1(h) (a “Section 409A Separation”), such payment will be delayed until his Section 409A Separation.

(g) As a condition to receiving the termination payments and benefits provided in this Section 7, Dehaemers will execute and deliver to the Company a release, in a form reasonably satisfactory to the Company, releasing all claims arising out of his employment (other than enforcement of this Agreement, his rights under any of the Company’s incentive compensation and employee benefit plans and programs to which Dehaemers is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to this termination).

(h) So long as Dehaemers is an employee of the Company and thereafter (including after the termination of his employment), he will not make any disparaging comment in any format, whether written, electronic or oral, to any client, customer, account, supplier, service provider, agency, regulator, employee, the media, or any other person or entity regarding the Company or any Constituent Company or any of their clients, customers, accounts, suppliers, service providers, employees, agents, regulators, officers or directors or otherwise relating to the business of the Company or any Constituent Company.

(i) If Dehaemers is a “Specified Employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (‘Code”)) as of the date of his termination of employment, as determined by the Company, and any stock of the Company or any Constituent Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of his Section 409A Separation that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, will not be paid until the later of the first business day that is six months after the date after his Section 409A Separation or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed will be paid or reimbursed to Dehaemers in a lump sum, without interest, and any remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified herein.

(j) All reimbursement and in-kind benefits provided pursuant to this Agreement will be made in accordance with Treas. Reg. § 1 .409A-3(i)(1)(iv) such that any reimbursement or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Dehaemers’s taxable year may not affect the amount reimbursed or in-kind benefit provided in any other taxable year, (2) the reimbursement of an eligible expense will be made on or before the last day of his taxable year following the taxable year in which the expense was incurred, and (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

8. Cooperation Regarding Litigation. So long as Dehaemers is an employee of the Company and thereafter for a period of five years (including after the termination of his employment), Dehaemers will reasonably cooperate with the Company and any Constituent Company by making himself available to testify on behalf of the Company or any Constituent Company, in any action, suit, or proceeding (whether civil, criminal, administrative or investigative) and reasonably assist the Company or any Constituent Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board of Managers of GP Holdings or its representatives or counsel, or representatives or counsel to the Company or any Constituent Company, as requested. The Company will promptly reimburse Dehaemers for all reasonable expenses incurred by Dehaemers in connection with his provision of testimony or assistance.

9. No Conflict. Dehaemers represents and warrants to the Company, Development GP, GP Holdings and MLP GP that neither the execution nor delivery of this Agreement, nor the performance of his obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which he is a party or under which he is bound, including, without limitation, the breach by Dehaemers of a fiduciary duty to any former employers.

10. Waiver of Breach. Failure of the Company, Development GP, GP Holdings or MLP GP to demand strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company, Development GP, GP Holdings or MLP GP of any right or power under this Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

11. Entire Agreement; Amendment. This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties and contains the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties.

12. Potential Unenforceability of any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Dehaemers, the provisions of this Agreement will be rendered void only to the extent that a judicial determination finds the provisions unenforceable, and the unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of the Company, Development GP, GP Holdings or MLP GP that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

14. Governing Law. This Agreement is governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

15. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing any (a) personally delivered or (b) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Tallgrass Management, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

with a copy to:

George E. Rider

Tallgrass Management, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

If to Development GP:

Tallgrass Development GP, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

with a copy to:

George E. Rider

Tallgrass Development GP, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

If to GP Holdings:

Tallgrass GP Holdings, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

with a copy to:

George E. Rider

Tallgrass GP Holdings, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

If to MLP GP:

Tallgrass MLP GP, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

with a copy to:

George E. Rider

Tallgrass MLP GP, LLC

6640 West 143rd Street, Suite 200

Overland Park, Kansas 66223

If to Dehaemers:

David G. Dehaemers, Jr.

14747 Mission Road

Leawood, Kansas 66224

or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 15.

16. Assignment. This Agreement is personal and not assignable by Dehaemers but it may be assigned by the Company, Development GP, GP Holdings or MLP GP without notice to or consent of Dehaemers to, and will thereafter be binding upon and enforceable by, any Constituent Company but is not otherwise assignable by the Company, Development GP, GP Holdings or MLP GP.

17. Survival of Obligations. All obligations of Dehaemers that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

19. Consent to Jurisdiction and Venue. The parties hereby submit to the exclusive jurisdiction of the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgment relating thereto, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. A final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, any objection they may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court. The parties irrevocably consent to service of process in any suit, action or proceeding in any manner provided by law.

20. Expenses. If either party brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party is entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs in such action or proceeding in addition to, but without duplication, any other relief to which the prevailing party may be entitled.

21. No Mitigation; No Offset. If Dehaemers’s employment is terminated, he will be under no obligation to seek other employment and amounts due him under this Agreement will not be offset by any remuneration attributable to any subsequent employment that he may obtain.

22. Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Code and will be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as Dehaemers and the Board of Managers of GP Holdings otherwise determine in writing, the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code will be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

[Signature page follows.]

The parties have executed this Employment Agreement on the date set forth in the introductory clause.

TALLGRASS MANAGEMENT, LLC

By:
	Name:	George E. Rider
	Title:	Executive Vice President, Secretary, General Counsel

TALLGRASS DEVELOPMENT GP, LLC

By:
Name:
Title:

TALLGRASS GP HOLDINGS, LLC

By:
Name:
Title:

TALLGRASS MLP GP, LLC

By:
Name:
Title:

David G. Dehaemers, Jr.

Signature Page to Employment Agreement